Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477

AMERICAN SOFTWARE’S BOARD ANNOUNCES EXECUTIVE OFFICE ELECTIONS

(March 7, 2013) – American Software, Inc. (NASDAQ: AMSWA)

American Software, Inc., a leading provider of business software solutions, today announces that effective May 1, 2013, the Board of Directors of the Company has elected James C. Edenfield to the office of Executive Chairman, and J Michael Edenfield to the office of President and Chief Executive Officer of the Company.

James C Edenfield is a founder of the Company and currently serves as its President and Chief Executive Officer. Michael Edenfield currently holds the office of Executive Vice President and Chief Operating Officer and is the President of the Company’s wholly owned subsidiary, Logility, Inc., which is the largest operating unit of American Software. Michael Edenfield will continue as the President and Chief Executive Officer of Logility, Inc.

About American Software, Inc.

Atlanta-based American Software (NASDAQ: AMSWA) provides demand-driven supply chain management and enterprise software solutions, backed by more than 40 years of industry experience, that drive value for companies regardless of market conditions. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative solutions to optimize the supply chain. Logility Voyager Solutions™ is a complete supply chain management solution suite that features a performance monitoring architecture and provides supply chain visibility; demand, inventory and replenishment planning; sales and operations planning (S&OP); supply and inventory optimization; manufacturing planning and scheduling; transportation planning and management; and warehouse management. Logility customers include Fender Musical Instruments, Hewlett-Packard, Parker Hannifin, Sigma-Aldrich, Verizon Wireless, and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers supply chain solutions to small and midsized manufacturers, distributors and retailers. Demand Management’s Demand Solutions® suite is widely deployed and globally recognized for forecasting, demand planning and point-of-sale analysis. Demand Management serves customers such as Avery Dennison Corporation, Lonely Planet and Trek Bicycle. New Generation Computing® (NGC®), a wholly-owned subsidiary of American Software, is a leading provider of PLM, supply chain management, ERP and product testing software and services for brand owners, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Aeropostale, Billabong, Carter’s, Casual Male, Hugo Boss, Jos. A. Bank, FGL Group, Spanx, Athletica, Marchon Eyewear, and Swatfame. For more information about American Software, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

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